Exhibit 99.1

Gevo Reports Second Quarter 2020 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 p.m. MDT

ENGLEWOOD, Colo. – August 10, 2020 - Gevo, Inc. (NASDAQ: GEVO) (“Gevo”) today announced financial results for the second quarter of 2020 and recent corporate highlights.

Recent Corporate Highlights

●	On April 2, 2020, Gevo announced the engagement of Citigroup Global Markets, Inc. to assist Gevo in financing its projects.

●

On July 6, 2020, Gevo completed a public offering of 30 million shares of common stock (or common stock equivalents) and Series 2020-A warrants to purchase an aggregate of 30 million shares of common stock, with an exercise price of $0.60 per share. Total net proceeds to Gevo were $16.5 million. As of July 31, 2020, Gevo has $21.4 million of cash and cash equivalents.

●

On July 10, 2020, Gevo’s secured lender converted $2 million of Gevo’s outstanding 12.0% Convertible Senior Secured Notes due 2020/2021 (the “Notes”), including $0.3 million of make-whole interest, into approximately 4.2 million shares of common stock. Following the conversion, the principal amount outstanding of the Notes is $12.5 million.

2020 Second Quarter Financial Highlights

●	Ended the quarter with cash and cash equivalents of $6.3 million compared to $9.3 as of the end of Q1 2020

●	Revenue totaled $1.0 million for the quarter compared to $5.1 million in Q2 2019

●	Hydrocarbon revenue increased to $0.9 million for the quarter compared to $0.1 million in Q2 2019

●	Loss from operations of ($5.3) million for the quarter compared to a loss of ($6.5) million in Q2 2019

●	Non-GAAP cash EBITDA loss[1] of ($3.1) million for the quarter compared to a loss of ($4.8) million in Q2 2019

●	Net loss per share of ($0.40) for the quarter compared to a loss of ($0.60) in Q2 2019

●	Non-GAAP adjusted net loss per share[2] of ($0.39) for the quarter compared to a loss of ($0.61) in Q2 2019

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

Commenting on the second quarter of 2020 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said, “The process with Citigroup, whereby we are working to raise the money needed to build plants “off balance sheet” is progressing nicely and Gevo is advancing discussions with several potential equity partners and lenders. We expect to announce at least two new significant commercial agreements in the near future. Overall, we continue to make good progress developing our business, even in spite of COVID-19.”

Second Quarter 2020 Financial Results

Revenue for the three months ended June 30, 2020 was $1.0 million compared with $5.1 million in the same period in 2019.

During the three months ended June 30, 2020, hydrocarbon revenue was $0.9 million compared with $0.1 million in the same period in 2019 as a result of increased shipments of finished products from our demonstration plant at the South Hampton Resources, Inc. facility in Silsbee, Texas. Gevo’s hydrocarbon revenue is comprised of sales of alcohol-to-jet fuel, isooctane and isooctene.

During the second quarter of 2020, revenue derived at the Luverne Facility related to ethanol sales and related products was $0.1 million, a decrease of approximately $5.0 million from the same period in 2019. As a result of COVID-19 and in response to an unfavorable commodity environment, we terminated our production of ethanol and distiller grains in March 2020, which resulted in lower sales for the period.

Cost of goods sold was $2.6 million for the three months ended June 30, 2020, compared with $8.5 million in the same period in 2019, primarily as a result of terminating ethanol production as a result of COVID-19 and in response to an unfavorable commodity environment. Cost of goods sold included approximately $1.0 million associated with the production of isobutanol and related products and maintenance of the Luverne Facility and approximately $1.6 million in depreciation expense for the three months ended June 30, 2020.

Gross loss was $1.7 million for the three months ended June 30, 2020, versus a $3.4 million gross loss in the same period in 2019.

2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

Research and development expense decreased by $0.3 million during the three months ended June 30, 2020 compared with the same period in 2019, due primarily to a decrease in personnel and consultant expenses.

Selling, general and administrative expense increased by $0.7 million during the three months ended June 30, 2020, compared with the same period in 2019, due primarily to an increase in personnel, consulting and insurance expenses and professional fees.

Loss from operations in the three months ended June 30, 2020 was $5.3 million, compared with a $6.5 million loss from operations in the same period in 2019.

Non-GAAP cash EBITDA loss3 in the three months ended June 30, 2020 was $3.1 million, compared with a $4.8 million non-GAAP cash EBITDA loss in the same period in 2019.

Interest expense in the three months ended June 30, 2020 was $0.5 million, a decrease of $0.2 million as compared to the same period in 2019, primarily due to a decline in amortization of original issue discounts and debt issuance costs compared to the same period last year.

In the three months ended June 30, 2020, Gevo recognized net non-cash loss totaling $0.2 million due to changes in the fair value of certain of our financial instruments, such as warrants and embedded derivatives.

Gevo incurred a net loss for the three months ended June 30, 2020 of $6.0 million, compared with a net loss of $7.1 million during the same period in 2019. Non-GAAP adjusted net loss4 for the three months ended June 30, 2020 was $5.8 million, compared with a non-GAAP adjusted net loss of $7.2 million during the same period in 2019.

Cash at June 30, 2020 was $6.3 million, and the total principal face value of outstanding secured debt was $14.5 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick R. Gruber, Chief Executive Officer, Lynn Smull, Chief Financial Officer, Carolyn M. Romero, Vice President—Controller, and Geoffrey T. Williams, Jr., General Counsel & Secretary. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (833) 729-4776 (inside the U.S.) or 1 (830) 213-7701 (outside the U.S.) and reference the access code 3083616# or through the event weblink https://edge.media-server.com/mmc/p/923ams87.

A replay of the call and webcast will be available two hours after the conference call ends on August 10, 2020. To access the replay, please dial 1 (855) 859-2056 (inside the US) or 1 (404) 537-3406 (outside the US) and reference the access code 3083616#. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

4 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

About Gevo

Gevo is commercializing the next generation of renewable premium gasoline, jet fuel and diesel fuel with the potential to achieve zero carbon emissions, addressing the market need of reducing greenhouse gas emissions with sustainable alternatives. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented, technology enabling the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low carbon products such as gasoline components, jet fuel, and diesel fuel yields the potential to generate project and corporate returns that justify the build-out of a multi-billion dollar business. Learn more at our website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, the process with Citigroup, Gevo’s ability to successfully finance its operations and growth projects, Gevo’s ability to successfully negotiate and complete additional commercial agreements, Gevo’s progress of it business and strategies, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2019 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA excludes depreciation and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Balance Sheets Information

(Unaudited, in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$6,337	$16,302
Accounts receivable	746	1,135
Inventories	2,480	3,201
Prepaid expenses and other current assets	3,793	3,590
Total current assets	13,356	24,228

Property, plant and equipment, net	64,689	66,696
Investment in Juhl	1,500	1,500
Deposits and other assets	556	935
Total assets	$80,101	$93,359

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$3,999	$5,678
2020/21 Notes Payable (current), net	14,293	-
2020 Notes (current), net	-	13,900
2020 Notes Payable embedded derivative liability	276	-
Loans payable - other (current)	603	516
Total current liabilities	19,171	20,094

Loans payable - other (long-term)	774	233
Other long-term liabilities	269	528
Total liabilities	20,214	20,855

Commitments and Contingencies

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 15,514,098 and 14,083,232 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively.	154	141
Additional paid-in capital	533,015	530,349
Accumulated deficit	(473,282)	(457,986)
Total stockholders' equity	59,887	72,504
Total liabilities and stockholders' equity	$80,101	$93,359

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue and cost of goods sold
Ethanol sales and related products, net	$83	$4,966	$3,783	$10,630
Hydrocarbon revenue	859	92	984	831
Other revenue	46	28	46	28
Total revenues	988	5,086	4,813	11,489

Cost of goods sold	2,644	8,452	10,783	17,413

Gross loss	(1,656)	(3,366)	(5,970)	(5,924)

Operating expenses
Research and development expense	677	945	1,257	1,923
Selling, general and administrative expense	2,919	2,182	5,702	4,274
Restructuring expenses	5	-	304	-
Total operating expenses	3,601	3,127	7,263	6,197

Loss from operations	(5,257)	(6,493)	(13,233)	(12,121)

Other income (expense)
Interest expense	(541)	(767)	(1,086)	(1,522)
Loss on modification of 2020 Notes	(57)	-	(726)	-
Gain from change in fair value of derivative warrant liability	1	2	8	3
(Loss) gain from change in fair value of 2020/21 Notes and 2020 Notes embedded derivative liability	(176)	148	(276)	394
Other income (expense)	(13)	20	17	20
Total other income (expense), net	(786)	(597)	(2,063)	(1,105)

Net loss	$(6,043)	$(7,090)	$(15,296)	$(13,226)

Net loss per share - basic and diluted	$(0.40)	$(0.60)	$(1.04)	$(1.20)
Weighted-average number of common shares outstanding – basic and diluted	15,071,105	11,885,524	14,771,952	11,024,482

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2019	14,083,232	$141	$530,349	$(457,986)	$72,504

Issuance of common stock, net of issue costs	425,776	4	902	-	906
Non-cash stock-based compensation	-	-	336	-	336
Issuance of common stock under stock plans, net of taxes	105,882	-	-	-	-
Net loss	-	-	-	(9,253)	(9,253)

Balance, March 31, 2020	14,614,890	145	531,587	(467,239)	64,493

Issuance of common stock, net of issue costs	917,345	9	1,238	-	1,247
Non-cash stock-based compensation	-	-	497	-	497
Issuance of common stock under stock plans, net of taxes	(18,137)	-	(307)	-	(307)
Net loss	-	-	-	(6,043)	(6,043)

Balance, June 30, 2020	15,514,098	$154	$533,015	$(473,282)	$59,887

Balance, December 31, 2018	8,640,583	$86	$518,027	$(429,326)	$88,787

Issuance of common stock, net of issue costs	3,244,941	33	9,611	-	9,644
Non-cash stock-based compensation	-	-	234	-	234
Net loss	-	-	-	(6,136)	(6,136)

Balance, March 31, 2019	11,885,524	119	527,872	(435,462)	92,529

Issuance of common stock, net of issue costs	-	-	(14)	-	(14)
Non-cash stock-based compensation	-	-	172	-	172
Net loss	-	-	-	(7,090)	(7,090)

Balance, June 30, 2019	11,885,524	$119	$528,030	$(442,552)	$85,597

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating Activities
Net loss	$(6,043)	$(7,090)	$(15,296)	$(13,226)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) from change in fair value of derivative warrant liability	(1)	(2)	(8)	(3)
Loss (gain) from change in fair value of 2020/21 Notes and 2020 Notes embedded derivative liability	176	(148)	276	(394)
Loss on retirement of property, plant and equipment	38	-	38	-
Stock-based compensation	501	107	673	370
Depreciation and amortization	1,629	1,609	3,278	3,221
Non-cash lease expense	14	13	29	25
Non-cash interest expense	243	422	393	832
Other non-cash expense	-	1	-	1
Changes in operating assets and liabilities:
Accounts receivable	(594)	959	389	360
Inventories	201	(142)	721	(163)
Prepaid expenses and other current assets, deposits and other assets	331	(770)	164	(613)
Accounts payable, accrued expenses and long-term liabilities	(312)	1,096	(1,462)	(63)
Net cash used in operating activities	(3,817)	(3,945)	(10,805)	(9,653)

Investing Activities
Acquisitions of property, plant and equipment	(843)	(2,352)	(1,620)	(4,556)
Net cash used in investing activities	(843)	(2,352)	(1,620)	(4,556)

Financing Activities
Proceeds from SBA loans	1,006	-	1,006	-
Debt and equity offering costs	(63)	(14)	(115)	(248)
Proceeds from issuance of common stock	1,313	-	2,271	9,878
Net settlement of common stock under stock plans	(310)	-	(310)	-
Payments of loans payable - other	(238)	-	(392)	-
Net cash provided by financing activities	1,708	(14)	2,460	9,630

Net (decrease) increase in cash and cash equivalents	(2,952)	(6,311)	(9,965)	(4,579)

Cash and cash equivalents
Beginning of period	9,289	35,466	16,302	33,734

End of period	$6,337	$29,155	$6,337	$29,155

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Cash EBITDA	2020	2019	2020	2019

Loss from operations	$(5,257)	$(6,493)	$(13,233)	$(12,121)
Depreciation and amortization	1,629	1,609	3,278	3,221
Non-cash stock-based compensation	501	107	673	370
Non-GAAP cash EBITDA	$(3,127)	$(4,777)	$(9,282)	$(8,530)

Non-GAAP Adjusted Net Loss

Net Loss	$(6,043)	$(7,090)	$(15,296)	$(13,226)
Adjustments:
(Loss) on modification of 2020 Notes	(57)	-	(726)	-
Gain from change in fair value of derivative warrant liability	1	2	8	3
Gain from change in fair value of 2020/21 Notes and 2020 Notes embedded derivative liability	(176)	148	(276)	394
Total adjustments	(232)	150	(994)	397
Non-GAAP Net Income (Loss)	$(5,811)	$(7,240)	$(14,302)	$(13,623)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.39)	$(0.61)	$(0.97)	$(1.24)
Weighted-average number of common shares outstanding - basic and diluted	15,071,105	11,885,524	14,771,952	11,024,482

Investor and Media Contact

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IR@gevo.com